Exhibit 10.1
INGRAM MICRO INC.
Compensation Policy for
Members of
the Board of Directors
(As Amended and Restated as of December 1, 2010)
Ingram Micro Inc. (the “Corporation”) has established this Compensation Policy for Members of the Board of Directors, as amended and restated as of December 1, 2010 (the “Policy”), to provide each member of the Corporation’s Board of Directors (the “Board”) who is not an employee of the Corporation (a “Director”) with compensation for services performed as a Director, the terms of which are hereinafter set forth.
1.	Compensation:
•	Each Director will receive an annual award of cash and equity-based compensation for each calendar year of service.

•	The mix of cash and equity-based compensation for the calendar year in which services are provided must be elected by each Director and such election must be received by the Corporation prior to December 31 of the prior calendar year or within 30 days of initial appointment or election to the Board, as the case may be, based on the procedures outlined below.

•	Each election must be made by filing an election form with the General Counsel of the Corporation on such form as adopted by the Corporation from time to time.

•	If a Director does not file an election form with respect to a calendar year by the specified date, the Director will be deemed to have elected to receive the compensation in the manner elected by the Director in his or her last valid election, or if there had been no prior election, will be deemed to have elected to receive the eligible compensation in the form of non-qualified stock options.

•	When an election is made with respect to a calendar year, the Director may not revoke or change that election with respect to such calendar year.

•	The mix of cash and equity-based compensation is subject to the following assumptions and restrictions:

(a)	Cash Retainer. For cash selected by the Director as a component of annual compensation (the “Cash Retainer”), the amount selected will be subject to the following:
(1)	Maximum Amount. The maximum amount of the Cash Retainer that may be selected annually is as follows:
•	$80,000 for Directors other than Audit Committee members, Committee chairs and the Non-Executive Chairman of the Board (“NEC”);

•	$85,000 for Audit Committee members (other than a Committee chair);

•	$110,000 for the Audit Committee chair;

•	$105,000 for the Human Resources Committee chair (subject to an additional $5,000 if also a member of the Audit Committee);

•	$100,000 for the Governance Committee chair (subject to an additional $5,000 if also a member of the Audit Committee);

•	$90,000 for the Executive Committee chair (subject to an additional $5,000 if also a member of the Audit Committee); and

•	$170,000 for the NEC.
(2)	Minimum Amount. Audit Committee members and Committee chairs must select a minimum amount of the Cash Retainer annually, as follows:
•	$5,000 for Audit Committee members (other than a Committee chair);

•	$30,000 for the Audit Committee chair;

•	$25,000 for the Human Resources Committee chair (subject to an additional $5,000 if also a member of the Audit Committee);

•	$20,000 for the Governance Committee chair (subject to an additional $5,000 if also a member of the Audit Committee); and

•	$10,000 for the Executive Committee chair (subject to an additional $5,000 if also a member of the Audit Committee).
No minimum amount applies with respect to Directors who do not serve as Audit Committee members or Committee chairs.
(3)	Payment of Cash Retainer. Subject to Section 1(e)(1) below, the Cash Retainer will be paid at a rate of one-twelfth of the amount selected by the Director per month, on a quarterly basis, in arrears, following the close of each calendar quarter, except that payment of such Cash Retainer for the fiscal fourth quarter shall be made no later than December 31 of such quarter.
(b)	Equity-Based Compensation:
•	Equity-based compensation payable with regard to shares of the Corporation’s common stock (the “Shares”) must be selected by the Director as a component of annual compensation.

•	The equity-based compensation must have an annual value of at least $130,000 for Directors other than the NEC, and $260,000 for the NEC, and may consist of stock options, restricted stock, restricted stock units or a combination thereof, and are subject to the following terms and conditions:
(1)	Stock Options. Non-qualified stock options will be granted on the first trading day of March of each calendar year.

•	The number of options to be granted will be based on a Black-Scholes calculation or other valuation method as may be adopted by the Corporation from time to time.

•	The per share exercise price of the Shares to be issued upon exercise of an option shall be 100% of the closing price of a Share on the New York Stock Exchange on the date of grant.

•	The options shall (i) vest with respect to one-tenth of the Shares underlying such options on the last day of each month during the calendar year in which the award was made, and (ii) have a term of ten years.

•	Other option provisions will be as specified in the applicable grant agreements.
(2)	Restricted Stock and Restricted Stock Units. Restricted stock and restricted stock units will be granted on the first trading day of March each calendar year.
•	The number of restricted shares/units to be granted will be determined based on the dollar amount selected by the Director divided by the closing price of a Share on the New York Stock Exchange on the date of grant rounded up to the next whole share.

•	Restrictions on disposition of such restricted shares/units shall lapse on December 31 of the calendar year in which the award was made.

•	Payment of restricted stock units will be in the form of Shares at the time of vesting (unless deferred under Section 1(e)(2) below), and other provisions will be as specified in the applicable restricted shares/units agreements.
(c)	Aggregate Limit on Cash Retainer and Equity-Based Compensation. The aggregate amount of the annual Cash Retainer and the value of the annual equity-based compensation selected by the Director may not exceed the following amounts:
•	$210,000 for Directors other than Audit Committee members, Committee chairs and the NEC;

•	$215,000 for Audit Committee members (other than a Committee chair);

•	$240,000 for the Audit Committee chair;

•	$235,000 for the Human Resources Committee chair (subject to an additional $5,000 if also a member of the Audit Committee);

•	$230,000 for the Governance Committee chair (subject to an additional $5,000 if also a member of the Audit Committee);

•	$220,000 for the Executive Committee chair (subject to an additional $5,000 if also a member of the Audit Committee); and

•	$430,000 for the NEC.
(d)	Partial Years of Service:
(1)	If the Director is newly appointed or elected during a calendar year such that the Director will serve a partial year, the annual cash and equity-based compensation selected by the Director will be prorated during the calendar year using the number of months remaining to be served within the initial calendar year of Board service, divided by 12, commencing with the month that the Director is first appointed or elected to the Board. Equity-based compensation will be granted on the first trading day of the month following the appointment or election to the Board. Stock options will vest proportionately on the last day of each month during the calendar year in which the award was made. Restrictions on the disposition of restricted stock and restricted stock units will lapse on December 31 of the calendar year in which the award was made (except as otherwise provided with respect to restricted stock units that are deferred pursuant to Section 1(e)(2) below).

(2)	If the Director’s service on the Board ends during a calendar year such that the Director will serve a partial year, the annual cash and equity-based compensation selected by the Non-Executive Director will be prorated using the number of months of service on the Board during the calendar year, divided by 12, including the month that he or she ceases to serve on the Board. Any unvested stock options shall cease to vest effective immediately following the last month of service on the Board. Any vested options shall be exercisable for a period of five years following the date of conclusion of service on the Board, unless they expire earlier. Restricted stock/units will be prorated using the number of months served on the Board during the calendar year as the numerator, divided by 12. Restrictions on the disposition of restricted stock and restricted stock units will lapse on the last day of the month of the Director’s service on the Board (except as otherwise provided with respect to restricted stock units that are deferred pursuant to Section 1(e)(2) below).

(3)	If a member of the Audit Committee or a Committee chair is appointed to the applicable Committee during the calendar year of service (i.e., between January and December) he or she will be eligible to receive the additional Cash Retainer for serving in such position at a rate of one-twelfth of such amount per month commencing with the month in which the appointment takes effect. Similarly, if a member of the Audit Committee or a Committee chair relinquishes his or her position during the calendar year, he or she will cease to receive the additional Cash Retainer for serving in such position on the last day of the month in which he or she ceases to serve as a member of the Audit Committee or chair to a Committee, respectively.
(e)	Deferral Elections:
(1)	Cash Retainer. The Director may elect to defer any Cash Retainer payable with respect to a calendar year of service in accordance with the Ingram Micro Inc. Board of Directors Deferred Compensation Plan, as in effect from time to time, a copy of which is attached hereto as Exhibit A.

(2)	Restricted Stock Units. The Director may elect to defer settlement of Shares payable with respect to any restricted stock units that will be granted to the Director with respect to a calendar year of service, subject to the terms and conditions set forth in this Section 1(e)(2), the restricted stock unit deferral election form as adopted by the Corporation from time to time, and Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder.
(A)	The Director may elect to defer settlement of 100% of the restricted stock units that the Director elected to receive with respect to a calendar year of service pursuant to Section 1(b) above (and which are otherwise scheduled to vest as of the end of such calendar year) by filing a completed restricted stock unit deferral election form with the General Counsel of the Corporation. The Director must file the deferral election form no later than December 31 of the prior calendar year for the calendar year in which service is to be provided; provided however, that if the Director is newly appointed or elected to the Board during a calendar year, the Director may elect to defer settlement of restricted stock units within 30 days of initial appointment or election to the Board with respect to restricted stock units that relate to service performed after the election in accordance with Treasury Regulation Section 1.409A-2(a)(7). When a deferral election is made with respect to a calendar year, the Director may not revoke or change that election with respect to such calendar year. The Director must irrevocably elect the specified date(s) and increment(s) with respect to which the Director will receive the Shares associated with the settlement of the restricted stock units that the Director has elected to defer (the “Settlement Date”) as provided under the deferral election form in accordance with such form. In the event that the Director fails to elect a Settlement Date, settlement of the restricted stock units will occur on the date of the Director’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”). All deferral elections shall be made in accordance with rules and procedures established by the Corporation as determined in accordance with Treasury Regulation Section 1.409A-2(a).

(B)	The Director shall receive payment of the Shares on the Settlement Date(s) elected by the Director (or the date of the Director’s Separation from Service in the event that the Director fails to elect a Settlement Date) pursuant to the deferral election form as described in paragraph (A) above.
2.	Expense Reimbursements. The Director will be reimbursed for travel, lodging and meal expenses incurred to attend Board and Committee meetings and to perform his or her duties as a Director in accordance with the Corporation’s plans or policies as in effect from time to time. To the extent that any such reimbursements are deemed to constitute compensation to the Director, such amounts shall be reimbursed no later than December 31 of the year following the year in which the expense was incurred. The amount of any expense reimbursements that constitute compensation in one year shall not affect the amount of expense reimbursements constituting compensation that are eligible for reimbursement in any subsequent year, and the Director’s right to such reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

3.	Ownership Requirement. The Director will be required to achieve and maintain ownership of at least 15,000 Shares (with vested but unexercised stock options counted as owned Shares) beginning five years from the date of his or her election to the Board.

4.	Section 409A. To the extent applicable, this Policy and all election forms and all other instruments evidencing amounts subject to the Policy shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of the Policy, any election form or any other instrument evidencing amounts subject to the Policy to the contrary, in the event that the Corporation determines that any amounts subject to the Policy may not be either exempt from or compliant with Section 409A of the Code, the Corporation may in its sole discretion adopt such amendments to the Policy, any election form and any other instruments relating to the Policy, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Corporation determines are necessary or appropriate to (i) exempt such amounts from Section 409A of the Code and/or preserve the intended tax treatment of such amounts, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that this Section 4 shall not create any obligation on the part of the Corporation to adopt any such amendment, policy or procedure or take any such other action.

Exhibit A
Ingram Micro Inc.
Board of Directors Deferred Compensation Plan
(includes the adoption agreement and basic plan document)